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                                                                     EXHIBIT 3.1


                         MINNESOTA LOGOS, A PARTNERSHIP


                             PARTNERSHIP AGREEMENT


       THIS PARTNERSHIP AGREEMENT is made this 1st day of February, 1995, by and between Minnesota Logos, Inc., a Minnesota corporation ("MLI") and Global Contracting, L.L.P., a Minnesota limited liability partnership ("GC").

              MLI and GC each desire to form a general partnership for the purposes of bidding, contracting and implementing the Minnesota highway logo program, in addition to any other purpose allowed by law as all partners may agree,

       IT IS THEREFORE AGREED that MLI and GC hereby form a general partnership under the laws of the Minnesota Partnership Act (the "Partnership") for the sole purpose of bidding, contracting and implementing the Minnesota highway logo program, in addition to any other purpose allowed by law as all partners may agree, subject to the following terms and conditions:

       1.     Name.  The name of the Partnership is "MINNESOTA LOGOS, A
PARTNERSHIP."

       2. Term. The term of the Partnership shall begin with the date first written above and continue until terminated under this Agreement or by law.

       3. Capital Contributions. The initial capital contributions of the partners shall be $95.00 from MLI and $5.00 from GC. Each initial capital contribution shall be paid to the Partnership upon the execution of this Agreement by both partners. The capital account of each partner shall be increased or decreased as may be provided in this Agreement. No interest shall accrue on any
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capital account.  No partner may withdraw its capital account except as both partners agree or as provided in this Agreement. Each partner shall make any additional capital contribution as all partners may agree, provided, the partners' capital accounts shall be in proportion to their respective Partnership Percentages. If there is a change in the Partnership Percentage from the specified percentages stated in paragraph 6 of this Agreement, distributions shall be made by the Partnership to adjust the net capital account balances of each partner to be in direct proportion with the changed Partnership Percentages.

       4. Voting Rights. Each partner shall vote in accordance with their interest in the profits and losses of the Partnership.

       5. Changes to the Partnership. The Partnership shall not incur any out-of-pocket expense expect an Administrative Fee payable to The Lamar Corporation and other "direct local costs" as defined below, unless all the partners otherwise agree in writing:

              (a) Administrative Fee. The Partnership is authorized to contract with The Lamar Corporation for billing, payables, payroll, bookkeeping, accounting, reporting, collection, in-house artistic services and similar services, and shall pay The Lamar Corporation monthly an administrative fee of $2,500.00 ("Administrative Fee") beginning with the month the Partnership contracts with the Minnesota Department of Transportation for the Minnesota highway logo program, and month-to-month thereafter until changed by agreement of all partners, so long as the Partnership has a contract with Minnesota Department of Transportation for the Minnesota highway logo program.

              (b) Direct Local Costs. Other direct costs which the Partnership may pay from time to time shall include only local expenses of the operation of the Partnership such as sales personnel salaries, expenses, commissions, bonuses, office rent and office staff and other direct expenses of the Partnership's office or offices located





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       in Minnesota, insurance and bond premiums, interest and principal payments on any loans to the Partnership, and other such local expenses directly and solely related to the business of the Partnership and not included in the Administrative Fee; provided, however, each partner shall pay all its own costs and expenses incurred prior to the date the Partnership contracts with the Minnesota Department of Transportation for its highway logo sign program; provided further, however, the cost of any survey incurred by a partner on behalf of the Partnership and expenses of any consultant incurred in submitting a proposal for such contract (other than the time of any employee or agent of a partner or affiliate) shall be reimbursable to that partner out of the revenues generated by the Partnership if and when the Partnership contracts with the Minnesota Department of Transportation for the Minnesota highway logo sign program is made.

       6. Allocation of Profits and Losses. Profits and losses shall be allocated between the partners in the following percentages ("Partnership Percentage"): Ninety-five percent (95%) to MLI and Five percent (5%) to GC. Allocations of profits and losses shall be made at year end, and credited or charged to each partner's respective capital account.

       7. Cash Distributions. The Partnership shall distribute at least annually to each partner, on or before the first day of April next following the end of each calendar year, a cash amount equal to the net of "partner's distributive share of income, expenses, gains, losses and credits" (as defined under IRC Sec. 702) ("Partner's Distributive Share"), and charge each such distribution to that partner's respective capital account. The Partnership shall distribute out of Partnership funds on deposit, if available, to each partner an amount at least sufficient for the partner or its owners to pay any estimated income taxes required of the partner or its owners because of income or gains to the





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Partnership, on or before each date the federal estimated income taxes are due, as an advance towards the Partner's Distributive Share for the year.

       8. Bond and Structure Financing. MLI will take all necessary actions to obtain on behalf of the Partnership, at the expense of the Partnership, all bonds required by the Minnesota Department of Transportation, and all letters of credit, loan commitments, bank letters and other items of financial responsibility which may be required for the construction of highway logo sign structures to implement the Minnesota highway logo sign program, including all security and guarantees which may be necessary; provided, however, neither MLI nor GC nor their respective owners, officers or employees shall be required to provide any security, personal guarantee or other commitment with respect to any such bond or financing.

       9. First Right of Refusal. No partners nor any owner of an interest in a partner (in either case referred to as "Transferor") shall in any way sell, transfer, assign, mortgage, pledge, encumber, or otherwise dispose of ("Transfer") its interest in the Partnership ("Subject Interest"), except in strict accordance with this paragraph:

              (a) Any Transferor desiring to Transfer its Subject Interest pursuant to a bona fide offer from a third person shall first offer in writing to the other partner (the "Optionee") to Transfer its Subject Interest upon the same terms and for the purchase price or other consideration offered by the proposed third party transferee. Transferor's offer to the Optionee shall be delivered to the Optionee and include the name of the prospective third party transferee, a description of all the terms of the proposed transfer or other disposal, and have attached thereto a copy of all agreements





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       and other documents pertaining to the proposed Transfer to the third party transferee.

              (b) The option may only be exercised if the Optionee delivers to the Transferor, within thirty (30) days following the date of delivery of the option and all required information to the Optionee, written notice of the Optionee's intent to exercise the option. If not so exercised, the option shall lapse as to the proposed third party Transfer communicated to the Optionee.

              (c) In the event the Optionee timely exercises the option, the purchase price or other consider action (or equivalent value) and the terms and conditions as provided in the prospective agreement between the Transferor and the proposed third party transferee shall be the same for the Optionee. Upon closing the Optionee shall become the owner of the Transferor's Subject Interest.

              (d) Closing shall be within forty-five (45) days of the date of the exercise of the option, on a date to be established by the Optionee and communicated to the Transferor at least ten (10) days prior to closing.

              (e) In the event the Optionee does not timely exercise its option, then the Transferor may Transfer its Subject Interest to the proposed third party transferee strictly in accordance with the bona fide offer from that third person communicated to the Optionee, provided such transaction is closed within ninety (90) days of the date the first right of refusal option of the Optionee lapsed, and, if the Subject Interest includes any interest in the Partnership,

                     1) the proposed third party transferee agrees in writing to be bound by all the terms and conditions of this Partnership Agreement, and

                     2) the third party shall specifically assume all the outstanding liabilities of the Partnership, as disclosed in writing by the Partnership at or prior to closing.

              (f) If all the conditions in the foregoing subparagraphs are satisfied, such third party shall have Transferor's Subject Interest which is the subject of the agreement between the Transferor and third-party transferee. If the prospective transaction with a third party is not timely closed, then the Transferor may be not Transfer its Subject Interest to any prospective third party without again complying with the terms of this Agreement.





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              (g)    Notwithstanding the foregoing, any proposed Transfer by
       any Transferor or all or any part of its Subject Interest to a relative of the transferring partner, or to any person, corporation, partnership, firm or entity having an ownership interest in a partner, or the parent corporation of a partner or any other subsidiary controlled by the transferring partner's parent (all referred to as an "Affiliate") shall not be subject to the restrictions on a Transfer of a Subject Interest provided in this paragraph, so long as the proposed said third party transferee Affiliate satisfies conditions 9(e)1 and 9(e)2 above, if applicable.

       Notwithstanding the foregoing provisions of this Article 9, MLI may Transfer its Subject Interest as security or collateral for any of its indebtedness or any of the indebtedness of Lamar Advertising Company (referred to as "LAC" or any of LAC's subsidiaries or affiliates, including, but not limited to, the Pledge Agreement (the "Pledge Agreement") dated May 15, 1993, among LAC, LAC's subsidiaries and affiliates, Chase Manhattan Bank (National Association), and certain other secured parties, as amended from time to time. GC hereby expressly and irrevocably waives any and all rights that it may have or hereafter acquire to purchase any and all of the Subject Interest of MLI that may be Transferred in accordance with this paragraph of Article 9 by exercise of a "right of first refusal" or other similar right. The pledgee of MLI's Subject Interest or the holder of a security interest therein, as well as their successors and assigns, shall not have any obligation to offer to GC or the Partnership the opportunity to purchase any or all of MI's Subject Interest transferred in accordance with this Article 9.





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       10.    Termination of Agreement, Dissolutions.  This Agreement shall terminate and the Partnership dissolve upon any of the following events:

              (a) One partner becomes the sole owner of all interests in the Partnership.

              (b) Agreement in writing to terminate this Agreement and dissolve the Partnership signed by both partners.

              (c) Filing of a voluntary petition in bankruptcy by the Partnership or a partner or the adjudication of the Partnership or a partner as bankrupt or insolvent, or upon the appointment of a trustee, receiver, conservator or liquidator of the Partnership or any partner or its assets.

       11. Continuation of Partnership Business. In the event the number of partners is reduced to one, or in the event that any partner or partners withdraw from the Partnership, the remaining partner shall be entitled to continue the business of the Partnership under the Partnership name after dissolution. All former partners shall have a continuing obligation in favor of the sole remaining partner to cooperate in the orderly transfer of all contracts with the State of Minnesota, or any of its subdivisions, to the sole remaining partner.

       12. Miscellaneous. The following additional provisions shall be binding upon each partner:

              (a) The Partnership shall cause to be kept full and accurate records of all transactions of the Partnership, and provide full and complete periodic financial statements to the partners at least quarterly. The books of account of the Partnership shall be opened for inspection and copying by any partner at any reasonable time.

              (b) The fiscal year of the Partnership shall end October 31 of each year.

              (c) A partner's "interest in the Partnership" shall include all the partner's right to income and distributions





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       from the Partnership and all other rights and interests of the partner in the Partnership, and, for purposes of this Agreement, the partner's capital account balance.

              (d) All notices or statements to be delivered by one partner to another shall be deemed delivered when the notice of statement is received personally by any officer of the partner or when mailed by U.S. registered or certified mail, return receipt requested, postage prepaid, to a partner at its following address, or such other address as a partner may provide in writing to the Partnership and the other partner, respectively:

                     Minnesota Logos, Inc.
                     c/o The Lamar Corporation
                     5551 Corporate Blvd., 2nd Floor
                     Baton Rouge, LA  70809
                     Attn:  Keith Istre

                     Global Contracting, L.L.P.
                     c/o Global Specialty Contractors, Inc.
                     P. O. Box 908, Burnsville, MN  55337
                     Attn:  Todd Johnson

              (e) The partners will execute and deliver all necessary documents that may be reasonably required to carry out the terms of this Agreement.

              (f) In the event of any breach of any provision of this Agreement, the prevailing party shall be entitled to recover its attorney fees and costs.

              (g) All disputes of the partners arising under this Agreement shall be resolved by arbitration conducted under the administration and rules of the American Arbitration Association, which shall be conducted by not more than one arbitrator to be selected pursuant to the provisions of the American Arbitration Association currently in effect, unless the parties mutually agree otherwise. An award rendered by the arbitrator shall be final, and judgment may be entered upon in accordance with applicable law and any court having jurisdiction thereof. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such a claim, dispute or other matter in question would be barred by the applicable statutes of limitations. The agreement to arbitrate shall be specifically enforceable in accordance with applicable law in any court having jurisdiction thereof.

              (h) This Agreement shall be governed by and construed according to the laws of Minnesota.





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       IN WITNESS WHEREOF the partners have each caused this Partnership
Agreement to be executed as of the day and date first written above.


                                           MINNESOTA LOGOS, INC.

                                           By: /s/ T. EVERETT STEWART
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                                           GLOBAL CONTRACTING, L.L..

                                           By: /s/ TODD JOHNSON
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